Exhibit 99.1

Central European Distribution Corporation Appoints CFO

SARASOTA, Fla., December 7 /PRNewswire-FirstCall/ — Central European Distribution Corporation (Nasdaq: CEDC) today announced that it has appointed Christopher Biedermann to be chief financial officer (CFO). Mr. Biedermann has an MBA from the University of Texas. Biedermann will start his duties with the Company on January 17, 2005. The Company also announced that Neil Crook will resign his position as CFO effective January 17, 2005 but will remain with the Company to assist Biedermann through March 16, 2005. Crook has served as CFO from February 2000.

William Carey, President and CEO, commented, “We wish Neil the very best with his future endeavors and thank him for his hard work during a very dynamic time for the Company.”

Mr. Carey continued, “We are pleased to be adding Chris to the team. He brings a strong background in financial management from his experience in various financial positions he has held with Coca-Cola Bottlers in Poland and as CFO with Coca-Cola Bottlers in Slovenia. In addition, Chris has recently worked as Country Finance Manager with General Electric in Poland. He also has a solid audit background from his years with KPMG and Ernst & Young. Chris has worked in Poland and Central Europe for the last 10 years and will reside full time in Warsaw.”

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis, in Poland. The Company operates 11 distribution centers and 65 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Jose Cuervo Tequila, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2003 and in other periodic reports filed by the Company with the Securities and Exchange Commission.

Contact:

James Archbold

Vice President and Director of Investor Relations

Central European Distribution Corporation

www.ced-c.com

941-330-1558